EXHIBIT 10.2

June 12, 2019

Marla A. Ryan

c/o Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, New Jersey 08057

RE: Employment Agreement Amendment

Dear Marla:

Reference is made to that certain Executive Employment Agreement, by and between you and Destination Maternity Corporation (the “Company”), dated as of November 1, 2018 (as amended, supplemented, or modified from time to time, the “Employment Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Employment Agreement.

This letter agreement (this “Amendment”) memorializes certain changes in your employment with the Company, as you have discussed with the Board. By your signature below, you acknowledge and agree that, effective as of June 13, 2019 (the “Amendment Effective Date”), the Employment Agreement is hereby amended as follows:

1.	Change in Role.

(a)	The last three sentences of Section 1 of the Employment Agreement are amended and restated in their entirety as follows:

During the Term (as defined below), the Executive shall be employed as the President of the Company. The Executive’s initial responsibilities in such position shall be to oversee all design, merchandising, and sourcing for the Company, and to assist the Company in business development and building strategic partnerships, but the Executive’s responsibilities may vary from time to time as reasonably determined by either (i) the Chair of the Office of the Chief Executive Officer, the Interim Chief Executive Officer, or the Chief Executive Officer (as applicable, the “CEO”), or (ii) the Board of Directors of the Company (the “Board”). The Executive shall initially report to the Chair of the Office of the Chief Executive Officer, but shall report to the Interim Chief Executive Officer or Chief Executive Officer, as applicable, when appointed. In addition, the Executive shall serve as a member of the Office of the Chief Executive Officer at the discretion of the Board, without additional compensation for such service.

(b)

The references to “Board” in the first sentence of Section 3 of the Employment Agreement, Section 5.2.1 of the Employment Agreement, and Section 6.6.1 of the Agreement are hereby replaced with “Board or the CEO.”

2.	Modifications to Certain Definitions.

(a)	The definition of “Good Reason” is Section 6.6.5 of the Employment Agreement is hereby amended by deleting the phrase “or removal from the Board” in clause (a) thereof.

(b)	The definition of “Restricted Period” in Section 6.6.7 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Restricted Period” means the period immediately following Executive’s termination of employment equal to (a) six (6) months, if such termination occurs before November 1, 2019, (b) nine (9) months, if such termination occurs on or following November 1, 2019, but prior to November 1, 2020, or (c) twelve (12) months if such termination occurs on or following November 1, 2020.

3.

Mutuality of Agreement; No Good Reason. You expressly acknowledge and agree that the matters contemplated in this Amendment are the result of your mutual agreement with the Company and you hereby expressly consent to such matters, and that the amendments to the Employment Agreement and the changes in your role contemplated herein (including, without limitation, your change in title and resignation from the Board set forth below) do not constitute “Good Reason,” and you hereby waive any such right to claim “Good Reason” with respect to the foregoing. For the avoidance of doubt, you expressly acknowledge and agree that no severance compensation or benefits shall be payable in connection with this Amendment.

4.	No Other Changes. Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

In addition to the matters set forth above, you hereby resign, effective as of the Amendment Effective Date, as a director on the Board.

This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Any disputes in connection with this Amendment shall be resolved in accordance with Sections 12.5 and 12.6 of the Employment Agreement. The Employment Agreement, as amended by this Amendment, contains the entire agreement and understanding of the parties thereto and hereto relating to the subjects addressed in those documents. This Amendment may only be changed or modified by an agreement in writing signed by the parties hereto. Headings of sections in this Amendment are inserted for convenience only and will not in any way affect the meaning or construction of this Amendment. This Amendment may be executed in multiple counterparts (including by electronic signature, in portable document format (.pdf) or otherwise), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

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If you are in agreement with the foregoing, please execute this Amendment at the signature line below and return an executed copy to the Company.

Very truly yours,

By:	/s/ David J. Helkey
Name: David J. Helkey
Title: Chief Operating Officer & Chief Financial Officer

ACCEPTED AND AGREED TO BY:

/s/ Marla A. Ryan
Marla A. Ryan
Date: June 12, 2019